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                                  UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549


                                   FORM 8-K


                                CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):       June 7, 1999


                             QMS, INC.

             (Exact name of registrant as specified in its charter)


   DELAWARE                       1-9348               63-0737870

 (State or other jurisdiction  (Commission           (IRS Employer
     of incorporation)         File Number)        Identification No.)


        One Magnum Pass, Mobile, Alabama                      36618

   (Address of principal executive offices)                (zip code)


   Registrant's telephone number, including area code     (334) 633-4300


Item 2. Acquisition or Disposition of Assets


     On June 7, 1999, QMS, Inc. reacquired the stock of its former subsidiaries, QMS Europe B.V. and QMS Australia PTY Ltd., by purchase from Alto Imaging Group N.V. and Jalak Investments B.V., for a purchase price of $24,725,700 U.S. for the QMS Europe B.V. stock and $2,685,300 U.S. for the QMS Australia PTY Ltd. stock, determined in arms-length negotiations with the sellers. Of the total $27,411,000 U.S. purchase price for both purchases, $5,000,000 U.S. cash earnest money was paid by May 18, 1999, $13,000,000 U.S. was paid in cash upon the closing June 7, 1999, $3,176,082 U.S. was paid by an offset to receivables balances, and $6,234,918 U.S. was represented by a promissory note of QMS. Inc.

     QMS, Inc. raised the cash paid from a combination of a $5,000,000 U.S. advance payment from Minolta Co. Ltd. for engineering services to be rendered and controller boards to be furnished by QMS, Inc., $12,247,500 U.S. of QMS, Inc. stock sold to Minolta Investments Company, and a $12,800,000 U.S. loan from Minolta Co., Ltd. The terms and conditions of the loan and promissory note are set forth in the exhibits under Item 7.

     Since the sale of both subsidiaries in 1995, they have acted as exclusive master distributors of QMS products in Europe, the Middle East, parts of Asia Pacific, Australia, and Africa. The Company intends to continue to operate the entities as distributors of QMS products.


Item 7. Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired

   The required financial statements are not included in this report and will be filed within 75 days of the closing date by Amendment.


(b)  Pro Forma Financial Information

   The required pro forma financial information is not included in this report and will be filed within 75 days of the closing date by Amendment.


(c)  Exhibits

   10(x) Share Purchase Agreement between QMS, Inc. and Alto Imaging Group, N.V. dated May 17, 1999

   10(x)(i) Promissory Note between QMS, Inc. (as "Maker") and Alto Imaging Group, N.V. (as "Holder")

   10(x)(ii)  Loan Agreement between QMS, Inc. and Minolta Co., Ltd. dated
              June 7, 1999

   10(x)(iii) Stock Purchase Agreement between QMS, Inc., Minolta
              Investments Company, and Minolta Co., Ltd. dated June 7, 1999

   10(x)(iv)  First Amendment to Rights Agreement dated June 7, 1999, between QMS, Inc. and South Alabama Trust Company, Inc.



                                  SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              Registrant:

                              QMS, INC.



                              /s/ James A. Wallace

                              James A. Wallace

                              Chief Financial Officer and
                              Corporate Secretary




Date:  June 21, 1999